UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	March 14, 2007

TRW Automotive Holdings Corp.

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

001-31970	81-0597059

(Commission File Number)	(IRS Employer Identification No.)

12001 Tech Center Drive, Livonia, Michigan	48150

(Address of Principal Executive Offices)	(Zip Code)
(734) 855-2600

(Registrant’s Telephone Number, Including Area Code)
Not applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     On March 14, 2007, TRW Automotive Inc. (“TAI”), a subsidiary of TRW Automotive Holdings Corp., and certain of TAI’s direct and indirect subsidiaries (the “Guarantors”) entered into a purchase agreement (the “Purchase Agreement”) with Lehman Brothers Inc. and other initial purchasers (the “Initial Purchasers”). Pursuant to the Purchase Agreement, TAI agreed to sell to the Initial Purchasers in a private offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933, $500,000,000 in principal amount of 7% senior notes due 2014, €275,000,000 in principal amount of 6 3/8% senior notes due 2014 and $600,000,000 in principal amount of 7 1/4% senior notes due 2017. The closing is conditioned upon the receipt by TAI of the requisite consents in its previously announced tender offers and consent solicitations for its outstanding $825 million 9 3/8% Senior Notes due 2013, €130 million 10 1/8% Senior Notes due 2013, $195 million 11% Senior Subordinated Notes due 2013 and its €81 million 11 3/4% Senior Subordinated Notes due 2013.
     The closing of the sale of notes pursuant to the Purchase Agreement is expected to occur on March 26, 2007 and is also subject to the satisfaction of customary terms and conditions specified in the Purchase Agreement. A copy of the Purchase Agreement is attached hereto.
     The above description of the Purchase Agreement does not purport to be a complete statement of the parties’ rights and obligations under such agreement and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached to this Current Report on Form 8-K and incorporated herein by reference.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
     (d) Exhibits.

Exhibit No.	Description

99.1	Purchase Agreement dated March 14, 2007 between TRW Automotive Inc., the guarantors named therein, Lehman Brothers Inc. and the other initial purchasers named therein

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRW AUTOMOTIVE HOLDINGS CORP.
Dated: March 16, 2007	By:	/s/ Joseph S. Cantie
Joseph S. Cantie
Executive Vice President and Chief Financial Officer

Index to Exhibits

Exhibit No.	Description

99.1	Purchase Agreement dated March 14, 2007 between TRW Automotive Inc., the guarantors named therein, Lehman Brothers Inc. and the other initial purchasers named therein